Exhibit 4.1
SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE, dated as of March 30, 2021 (this “Sixth Supplemental Indenture”), among Albemarle Corporation, a Virginia corporation (the “Company”), whose principal office is located at 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209, Albemarle New Holding GmbH (“New Holding”), Gesellschaft mit beschränkter Haftung incorporated under the laws of the Federal Republic of Germany, a wholly owned subsidiary of the Company, and U.S. Bank National Association, as trustee (the “Trustee).

W I T N E S S E T H
WHEREAS, the Company and Trustee have duly executed and delivered an Indenture, dated as of January 20, 2005 (as amended and supplemented, the “Indenture”), providing for the authentication, issuance, delivery and administration of unsecured notes, debentures or other evidences of indebtedness to be issued in one or more series by the Company (herein called a “Security” or the “Securities”); and
WHEREAS, the Company desires to amend and supplement the provisions of the Indenture for the purpose of adding New Holding as a Guarantor of Company Securities (the “Guarantor’) issued and Outstanding prior to the date hereof and issuable pursuant to the Indenture on or after the date hereof; and
WHEREAS, Section 9.01 of the Indenture expressly permits the Company and the Trustee, subject to certain conditions, to enter into one or more supplemental indentures for the purposes, inter alia, of adding to, changing or eliminating any of the provisions of the Indenture in respect of one or more series of Securities, and permits the execution of such supplemental indentures without the consent of the Holders of any Securities then outstanding; and
WHEREAS, Section 9.01 of the Indenture expressly permits the Company and the Trustee, subject to certain conditions, to enter into one or more supplemental indentures for the purposes, inter alia, of adding to the covenants of the Company and the Restricted Subsidiaries, as applicable, for the benefit of the Holders of all or any series of Securities, and permits the execution of such supplemental indentures without the consent of the Holders of any Securities then outstanding; and
WHEREAS, for the purposes recited above, and pursuant to due corporate action, the Company and the Guarantor have duly determined to execute and deliver to the Trustee this Sixth Supplemental Indenture; and
WHEREAS, all conditions and requirements necessary to make this Sixth Supplemental Indenture a valid instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.
NOW, THEREFORE, in consideration of the premises, the Company, the Guarantor and the Trustee mutually covenant and agree as follows:

ARTICLE 1.DEFINITIONS.
1.1    All terms contained in this Sixth Supplemental Indenture shall, except as specifically provided herein or except as the context may otherwise require, have the meanings given to such terms in the Indenture.
1.2    “Guarantee” has the meaning set forth in Section 2.1.
ARTICLE 2.GUARANTEES
The provisions of this Article 2 shall apply to every series of Securities issued by the Company and Outstanding on the date of this Sixth Supplemental Indenture and to every series of Securities issued by the Company pursuant to the Indenture on or after the date of this Sixth Supplemental Indenture if specified in the applicable supplemental indenture or Officers’ Certificate pursuant to Section 3.01 of the Indenture.
2.1 Guarantee
(a)The issued and Outstanding Securities of the Company on the date of this Sixth Supplemental Indenture, and, if Securities of or within a series are specified, as contemplated by Section 3.01 of the Indenture, to be guaranteed by the Guarantor, then the Guarantor hereby fully and unconditionally guarantees (the “Guarantee”) to each Holder of any such Security which is authenticated and delivered by the Trustee and to the Trustee for itself and on behalf of each such Holder, the due and punctual payment of the principal of (and premium, if any, on) and interest (including, in case of default, interest on principal and, to the extent permitted by applicable law, on overdue interest and including any additional interest required to be paid according to the terms of any such Security), if any, on each such Security, and the due and punctual payment of any sinking fund payment (or analogous obligation), if any, provided for with respect to any such Security, when and as the same shall become due and payable, whether at Maturity, upon redemption, upon acceleration, upon tender for repayment at the option of any Holder or otherwise, according to the terms thereof and of the Indenture (the “Guarantor Obligations”). In case of the failure of the Company or any successor thereto punctually to pay any such principal, premium, interest or sinking fund payment, each such Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at Maturity, upon redemption, upon declaration of acceleration, upon tender for repayment at the option of any Holder or otherwise, as if such payment were made by the Company.
(b)The Guarantor hereby agrees that its Guarantor Obligations hereunder shall be as if it were principal debtor and not merely surety and shall be absolute and unconditional, irrespective of the identity of the Company, the validity, regularity or enforceability of any such Security or the Indenture, the absence of any action to enforce the same, any waiver or consent by the Holder of any such Security with respect to any provisions thereof, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Guarantee will not be discharged except by complete performance of its obligations contained in any such Security and in this Guarantee.

(c)The Guarantor hereby agrees that, in the event of a default in payment of principal or premium, if any, or interest on any such Security, whether at its Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of any such Security, subject to the terms and conditions set forth in this Supplemental Indenture, directly against the Guarantor to enforce its Guarantee without first proceeding against the Company.
(d)If any Holder or the Trustee is required by any court or otherwise to return to the Company or the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid in respect of a Security by any of them to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(e)This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any such Security are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on any such Security, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, any such Security shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
2.1    Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
2.2    Priority of Guarantee. Unless otherwise specified pursuant to Section 3.01 of the Indenture with respect to any future series of Securities, this Guarantee shall be an unsecured and unsubordinated obligation of the Guarantor, ranking pari passu with all other existing and future unsubordinated and unsecured indebtedness of the Company and the Guarantor, respectively.
2.3    Limitation of Guarantors’ Liability. Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that this Guarantee does not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Holders and each Guarantor hereby irrevocably agree that the obligations of each such Guarantor under this Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of each such Guarantor, result in the obligations of such Guarantor under this Guarantee constituting such fraudulent transfer or conveyance.
2.4    Guarantee Limitations for German Guarantors, including New Holding. (a) The Trustee and each Holder agrees not to enforce a Guarantee granted by a Guarantor incorporated in Germany in the form of a limited liability company (GmbH) (including, New Holding, a "German Guarantor") if and to the extent that:
(i)the Guarantee is for the obligations or liabilities of:
(A)an Affiliate that is not a direct or indirect subsidiary (within the meaning of sections 271 paragraph 2, 290 of the German Commercial Code (Handelsgesetzbuch), a "Subsidiary") of that German Guarantor; or
(B)a direct or indirect Subsidiary of that German Guarantor if and to the extent such obligations or liabilities (including guarantees) secure obligations or liabilities of an Affiliate that is not a direct or indirect Subsidiary of that German Guarantor (an "Up-Stream or Cross-Stream Guarantee"); and
(ii)the German Guarantor demonstrates pursuant to paragraph (b) below that the enforcement otherwise had the effect of:
(A)reducing the net assets (Reinvermögen) (calculated in accordance with the general accepted accounting principles in Germany as consistently applied and the jurisprudence from time to time of the German Federal Supreme Court (Bundesgerichtshof) relating to the protection of liable capital under sections 30 and 31 of the German Limited Liability Companies Act (GmbHG) (as amended from time to time)) (the "Net Assets") of that German Guarantor to an amount which is less than the amount required to maintain its stated share capital (Stammkapital); or
(B)increasing an existing shortage of its stated share capital, provided that, for the purposes of the calculation of the enforceable amount (if any):
(I)the amount of any increase of the stated share capital (Stammkapital) of that German Guarantor after the date of this Sixth Supplemental Indenture (or, as the case may be, after the date on which it becomes an Guarantor) shall be deducted from the stated share capital (Stammkapital) unless permitted pursuant to the Indenture or this Sixth Supplemental Indenture or the Trustee has granted its consent to such increase of the stated share capital;
(II)in case the stated share capital (Stammkapital) of that German Guarantor is not fully paid in, the amount by which the stated share capital (Stammkapital) exceeds the amount of the share capital paid in shall be deducted from the stated share capital (Stammkapital);
(III)loans provided to such German Guarantor shall be disregarded if such loans are subordinated (for the benefit of its creditors in general) by contract or pursuant to section 39 paragraph 1 no. 5 of the German Insolvency Code (InsO); and

(IV)loans and other liabilities incurred by such German Guarantor in violation of the provisions of any of this Sixth Supplemental Indenture or the Securities shall be disregarded to the extent such violation can be attributed to willful misconduct or negligence of the managing directors (Geschäftsführer) of such German Guarantor.
(b)The limitations set out in the preceding paragraph shall only apply if and to the extent that:

(i)within 30 days following the making of a demand against a German Guarantor under the Guarantee that German Guarantor has confirmed in writing to the Trustee:
(A)to what extent the Guarantee is an Up-stream or Cross-stream Guarantee; and
(B)the amount of such Up-stream or Cross-stream Guarantee which cannot be enforced as it would otherwise cause its Net Assets to fall below its stated share capital or increase an existing shortage of its stated share capital, taking into account the adjustments set out in paragraph (a) above) (setting out in reasonable detail to what extent the share capital would fall below the stated share capital or an increase of an existing shortage would occur, providing an up-to-date pro forma balance sheet and a statement if and to what extent a realisation or other measures undertaken in accordance with the mitigation provisions set out in paragraph (d) below would not prevent such situation) (the "Management Determination") the Management Determination shall be prepared as of the date of the Trustee's demand as described above. The Trustee and the Holders shall be entitled to enforce the guarantee in an amount which would, in accordance with the Management Determination, not cause the German Guarantor's Net Assets to fall below its stated share capital or increase an existing shortage of its stated share capital; and
(ii)if the Trustee notifies the German Guarantor against which a demand under the Guarantee has been made that it disagrees with the Management Determination, within 50 days following such notice the respective German Guarantor has provided the Trustee with a determination by auditors of international standard and reputation (the "Auditor' s Determination") appointed by the German Guarantor of the amount that would have been necessary on the date the demand under the guarantee was made to maintain its stated share capital or to avoid the increase of an existing shortage of its stated share capital. The Auditor's Determination shall be prepared in accordance with the general accepted accounting principles in Germany as consistently applied and shall include an up- to-date balance sheet of the German Guarantor and shall contain further information (in reasonable detail) relating to the items to be adjusted pursuant to paragraph (a) above
(c)If the Trustee disagrees with the Auditor's Determination, it shall notify the respective German Guarantor accordingly. The Trustee and/or the Holders shall only be entitled to enforce the guarantee up to the amount which on the basis of the Auditor's Determination can be enforced in compliance with the limitations set out in paragraph (a) above. In relation to the amount which is disputed by the Trustee, the Trustee and/or the Holders shall be entitled to further pursue their claims under the Guarantee (if any) in court.
(d)Where a German Guarantor claims in accordance with the provisions of paragraph (b) above that the guarantee granted hereunder can only be enforced in a limited amount, it shall within 3 months after receipt of the enforcement notice realise, to the extent lawful and at arm's length terms, any and all of its assets that are shown in its balance sheet with a book value (Buchwert) that is significantly lower than their market value to the extent such assets are not necessary for its business (nicht betriebsnotwendig). After the expiry of the earlier of (i) the expiry of such three (3) months' period and (ii) the realisation of such assets, the German Guarantor shall, within 5 days, notify the Trustee of the amount of the net proceeds from the sale and submit a statement with a new calculation of the amount of the Net Assets of the German Guarantor taking into account such proceeds. Such calculation shall, upon the Trustee's request (acting reasonably), be confirmed by the relevant German Guarantor's auditor within a period of 50 days following the request.
(e)The limitations set out in this Section 2.5 shall only apply:
(i)to the extent the relevant German Guarantor is not a party to a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag, "DPLPA"), unless the existence of such domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) does not lead to the inapplicability of section 30 paragraph 1 sentence 1 of the German Limited Liabilities Company Act (GmbHG); and
(ii)if and to the extent that they are necessary for the purposes of protecting the German Guarantor's directors from any liability under sections 30, 43 GmbHG; and
(iii)to the extent that the Guarantee does not relate to any funds which have been on- lent to, or issued for, the benefit of that German Guarantor or any of its Subsidiaries and such amounts on-lent have not been repaid or returned prior to a demand for payment being made under the Guarantee; and
(iv)to the extent the relevant German Guarantor will not acquire a valuable consideration or recourse claim (vollwertiger Gegenleistungs- oder

Rückgewähranspruch) against any of its direct or indirect shareholders at the time of the demand pursuant to paragraph (b) above.
(f)No reduction of the amount enforceable under the Guarantee in accordance with the above limitations will prejudice the rights of the Trustee and each Holder to continue enforcing the Guarantee (subject always to the restrictions set out in this Section 2.5 above at the time of such enforcement) until full and irrevocable satisfaction of the Guarantor Obligations.

2.5    Subrogation. The Guarantor shall be subrogated to all rights of Holders of the Securities of a series against the Company in respect of any amounts paid by any the Guarantor on account of such Securities or the Indenture; provided, however, that, if an Event of Default has occurred and is continuing, the Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the Securities shall have been paid in full.
2.6    Reinstatement. The Guarantor hereby agrees that its Guarantee provided for in Section 3.1 shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Company upon the bankruptcy or insolvency of the Company or such Guarantor. Subject to the preceding sentence, once released in accordance with its terms and the Indenture, a Guarantee shall not be required to be reinstated for any reason.
2.7    Release of Guarantor. (a) Concurrently with the discharge of the Securities under Section 4.01 of the Indenture or the defeasance of the Securities under Section 13.02 or 13.03 of the Indenture, or pursuant to the terms of such Guarantee established in accordance with this Sixth Supplemental Indenture and/or with Section 3.01 of the Indenture, each Guarantor shall be released from all its obligations under its Guarantee under the Indenture.
(b)So long as no Default exists or upon the occurrence of the following events, with notice or lapse of time or both, would exist, this Guarantee and any Liens securing this Guarantee shall be automatically and unconditionally released and discharged:
(i)upon any sale, exchange, transfer to any Person that is not an Affiliate of the Company of all of the Company’s Capital Stock in a Guarantor, which transaction is otherwise in compliance with the Indenture.
(ii)upon any consolidation or merger of a Guarantor with or into the Company or another Guarantor, which transaction is otherwise in compliance with the Indenture.
(iii)Upon the redemption, defeasance, retirement or any other discharge (a “repayment”) of the Priority Debt such that, after giving effect to such repayment of Priority Debt and the release of this Guarantee (together with the simultaneous release of other Guarantees), Priority Debt shall not exceed 25% of the consolidated outstanding Indebtedness of the Company and its Restricted Subsidiaries.

Priority Debt means Indebtedness of the Company or any Restricted Subsidiary that is Guaranteed by a Restricted Subsidiary that does not also Guarantee the Securities.

(c)    Upon written instruction from the Company and delivery of an Officers’ Certificate and Opinion of Counsel that all conditions precedent provided for in the Indenture and relating to such release have been complied with, the Trustee shall execute and deliver any documents, instructions or instruments evidencing any release of a Guarantee.
2.8    Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that its guarantee and waivers pursuant to the Guarantee are knowingly made in contemplation of such benefits.
ARTICLE 3.MISCELLANEOUS.
3.1    Ratification of Indenture. The Indenture, as supplemented by this Sixth Supplemental Indenture, is in all respects ratified and confirmed, and this Sixth Supplemental Indenture shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.
3.2    Governing Law. This Sixth Supplemental Indenture and each Note shall be governed by, and construed in accordance with, the laws of the State of New York.
3.3    Counterparts. This Sixth Supplemental Indenture may be executed in several counterparts, each of which shall be an original, and all collectively but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
3.4    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company. All rights, privileges, protections, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be applicable to all actions taken, suffered or omitted by the Trustee under this Sixth Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be executed as of the date first above written.
ALBEMARLE CORPORATION, as Issuer
By: /s/ Scott A. Tozier
Name: Scott A. Tozier
Title: Executive Vice President and Chief Financial Officer
ALBEMARLE NEW HOLDING GmbH, as Guarantor
By: /s/ Nicolas Roßler
Name: Nicolas Roßler
Title: Managing Director
U.S. BANK NATIONAL ASSOCIATION, as Trustee
By: /s/ Paul Vaden
Name: Paul Vaden
Title: Vice President
[Sixth Supplemental Indenture Signature Page]